Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (“Agreement”) effective as of this 1st day of June, 2008, is entered into by and between Scott C. Harvard (“Officer”) and Hampton Roads Bankshares, a Virginia corporation (“HRB”).

RECITALS

WHEREAS, this Agreement is entered into by HRB as a condition of the closing of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated January 8, 2008, by and between HRB and Shore Financial Corporation, a Virginia corporation, (“SFC”), pursuant to which Merger Agreement SFC will become a wholly owned subsidiary of HRB;

WHEREAS, Officer is being directly and materially benefited as an equity holder or executive of SFC and through this Agreement with HRB;

WHEREAS, the Officer currently is rendering or desires to render valuable services to HRB and it is the desire of HRB to have the benefit of the Officer's continued and future loyalty, service and counsel;

WHEREAS, HRB is engaged in the business of banking and Officer has particular and peculiar knowledge and background in the operation of a business of this nature;

WHEREAS, Officer is currently employed as the President and Chief Executive Officer of Shore Bank, a wholly owned subsidiary of SFC, and shall continue to be employed in such capacity after the closing of the Merger Agreement;

WHEREAS, upon closing of the Merger Agreement between HRB and SFC, Shore Bank, shall become a wholly owned subsidiary of HRB;

WHEREAS, upon closing of the Merger Agreement between HRB and SFC, Officer shall become an executive officer of HRB as HRB is currently structured and a member of the Board of Directors of HRB and Bank of Hampton Roads with integral knowledge of the confidential and trade secret information of both entities; and

WHEREAS, HRB desires to protect its investment in SFC, Shore Bank and Bank of Hampton Road and any of its subsidiaries from unfair competition and its confidential information from unauthorized disclosure or misappropriation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.	Effective Date; Payment to Officer upon Closing of Merger.

The effective date of this Agreement shall be the closing date of the Merger Agreement. In consideration for his covenants and obligations as set forth herein, HRB will pay to Officer

One Hundred Seventy-Five Thousand Dollars and no cents ($175,000.00) upon the closing of the Merger Agreement.

2.	Restrictive Covenants.

(a)            During the Officer's employment with Shore Bank and for a period of one (1) year following the date Officer's employment with Shore Bank ends, the Officer will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other individual or representative capacity whatsoever, serve in a position where Officer is engaged in the process of providing services or products that compete with the services or products provided by HRB or any direct or indirect wholly owned subsidiary of HRB, including, but not limited to, Bank of Hampton Roads and Shore Bank, at any time during the last year of Officer’s employment with Shore Bank. This restriction shall only apply within a twenty-five (25) mile radius of any office or branch operated by Shore Bank, Bank of Hampton Roads, HRB or any direct or indirect wholly owned subsidiary of HRB on the date Officer’s employment with Shore Bank ends.

(b)            During the Officer's employment with Shore Bank and for a period of one (1) year following the later of (i) the date Officer's employment with Shore Bank ends or (ii) the date Officer ceases to receive any payment from Shore Bank pursuant to any agreement (except as provided below), Officer will not solicit, or assist any person or entity to solicit, any person or entity who, during the six (6) month period prior to the date Officer’s employment with Shore Bank ends, paid or engaged Shore Bank, Bank of Hampton Roads, HRB or any direct or indirect wholly owned subsidiary of HRB, for products or services, for the purpose of providing services or selling products where those services or products compete with the services or products offered by Shore Bank, Bank of Hampton Roads, HRB or any direct or indirect wholly owned subsidiary of HRB, as of the date Officer’s employment with Shore Bank ends. If Officer’s employment with Shore Bank is terminated by either Shore Bank or the Officer as a result of a “Change in Control” of HRB, then the duration of the restriction set forth in this section 2(b) shall be one (1) year from the date Officer’s employment with Shore Bank ends. For purposes of this Agreement, a “Change in Control” shall be defined as (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of HRB that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of HRB , (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the twelve (12) month period ending on the date of the most recent acquisition by such person) ownership of stock of HRB possessing 30% or more of the total voting power of the stock, or (c) the date a majority of the members of HRB’s Board of Directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of HRB’s Board of Directors before the date of the appointment or election.

(c)              During the Officer's employment with Shore Bank and for a period of one (1) year following the later of (i) the date Officer’s employment with Shore Bank ends or (ii) the date Officer ceases to receive any payment from Shore Bank pursuant to any agreement, Officer agrees that he will not on his own behalf or on behalf of any person or entity, in any capacity, solicit, recruit or hire or assist others in soliciting, recruiting or hiring any person who, during the twelve (12) months preceding the termination of the Officer's employment with Shore Bank, was an employee or officer with Shore Bank, Bank of Hampton Roads, HRB or any direct or indirect wholly owned subsidiary of HRB. If Officer’s employment with Shore Bank is terminated by either Shore Bank or the Officer as a result of a “Change in Control” (as defined above) of HRB, then the duration of the restriction set forth in this section 2(c) shall be one (1) year from the date Officer’s employment with Shore Bank ends.

(d)              During the Officer's employment with Shore Bank, and at all times thereafter, Officer agrees not to disclose, communicate or divulge to any third party, or use, or permit others to use, any confidential information of Shore Bank, Bank of Hampton Roads, HRB or any direct or indirect wholly owned subsidiary of HRB. For purposes of this Agreement, “confidential information” shall mean all information disclosed to Officer, or known to Officer as a consequence of or through Officer’s employment with Shore Bank, where such information is not generally known by the public or was regarded or treated as proprietary by Shore Bank, Bank of Hampton Roads, HRB or any direct or indirect wholly owned subsidiary of HRB.

Subsections (a), (b), (c), and (d) of this Section 2 are intended by the parties hereto as separate and divisible provisions, and if for any reason either one is held to be invalid or unenforceable, neither the validity nor the enforceability of the other shall thereby be affected. If any court holds that the whole or any part of Subsections (a), (b), (c), and (d) is unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographic scope, or other provisions hereof, and in its reduced form such Section shall be enforceable in the manner contemplated hereby.

3.            Notice of Subsequent Employment. For a period which is the later of one (1) year (i) after the Officer's employment with Shore Bank ends or (ii) the date Officer ceases to receive any payment from Shore Bank pursuant to any agreement, the Officer agrees to notify HRB of the name and address of the Officer's employer and the Officer hereby authorizes HRB to contact any such employer during that period for the limited purpose of making the employer aware of this Agreement and protection against any disclosure of confidential and proprietary information, or unfair competition. If Officer’s employment with Shore Bank is terminated by either Shore Bank or the Officer as a result of a “Change in Control” (as defined above) of HRB, then the obligations required of the Officer set forth in this section 3 shall be one (1) year from the date Officer’s employment with Shore Bank ends.

4.            Remedies. The Officer acknowledges that if Officer breaches or threatens to breach this Agreement, in addition to any and all other rights and remedies it may have, HRB shall be entitled to injunctive relief, both temporary and permanent, against the Officer, as the Officer recognizes that a remedy at law would be inadequate and insufficient. HRB shall be entitled to recover from the Officer all costs and expenses, including but not limited to reasonable attorney's fees and court costs, incurred by HRB as a result of or arising out of any breach of threatened breach under or pursuant to this Agreement in addition to such other rights and remedies as HRB may have under this Agreement or any other agreement, at law or in equity.

5.	Miscellaneous.

(a)              Waiver.   A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future, or of any subsequent breach thereof.

(b)              Severabilitv.   If any provision of this Agreement, as applied to any circumstances, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

(c)              Amendment.   This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

(d)              Nonassignabilitv of Payments.    Neither the Officer nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

(e)              Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the Officer (and his personal representative), HRB and any successor organization or organizations which shall succeed to substantially all of the business and property of HRB, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of HRB or otherwise, including by operation of law.

(f)               Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, whether statutory or decisional, applicable to agreements made and entirely to be performed within such state and such provisions of federal law as may be applicable. Venue for any dispute arising hereunder shall lie exclusively in the state or federal courts located in or having jurisdiction over the City of Norfolk, Virginia, or where HRB is headquartered.

(g)              Assignment. Officer shall not have the right to transfer or assign any or all of his or her rights or interest hereunder. This Agreement may be assigned by HRB.

(h)             Background, Enumerations and Headings. The Background, enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

[Signatures Follow Next Page]

Initials:	HRB _____	Scott C. Harvard: _____

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Officer:	Hampton Roads Bankshares,
a Virginia banking corporation

/s/ Scott C. Harvard	By: /s/ Jack W. Gibson
Scott C. Harvard
Print Name: Jack W. Gibson

Title: Vice Chairman, President and
Chief Executive Officer

Date: June 1, 2008	Date: June 1, 2008

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